Contact:	Paul Dickard (Media) (201) 573-3120 Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll Rand Announces Second-Quarter Earnings of $0.95 from Operations;
Revenues Increased by 9%

•	Revenues increased by 9% to $2,225 million.

•	Diluted earnings per share, excluding the gain on the sale of a business, of $0.95.

•	Earnings per share from continuing operations increased by 13%.

•	Projecting record earnings per share for full-year 2007 of $3.45 to $3.55, excluding $0.07 of restructuring costs and gains on the sale of businesses.

•	Full-year 2007 available cash flow forecast at $850 million.

Hamilton, Bermuda, July 27, 2007 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced earnings and revenues for the second quarter of 2007.

The company reported net earnings of $964.1 million, or diluted earnings per share (EPS) of $3.17, for the second quarter of 2007. Second quarter net earnings included $208.0 million, or EPS of $0.68 from continuing operations, as well as $756.1 million of income equal to EPS of $2.49 from discontinued operations. Discontinued operations included EPS of $2.22 from the gain on the sale of the Road Development business, EPS of $0.28 from the earnings of discontinued businesses, and the retained costs of divested businesses equal to EPS of ($0.01). Excluding the Road Development gain, net income for the second quarter totaled $288.3 million or EPS of $0.95. The operating results of the Road Development, Bobcat, Utility Equipment and Attachments businesses were reclassified as discontinued operations for the second quarter of 2007 and all prior periods (see “Discontinued Businesses,” below).

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Net earnings for the 2006 second quarter of $313.5 million, or EPS of $0.95, included EPS of $0.60 from continuing operations and EPS of $0.35 from discontinued operations. Discontinued operations included EPS of $0.37 related to the operating earnings of discontinued businesses, and the retained costs of divested businesses equal to EPS of ($0.02).

“Second quarter 2007 performance continued to demonstrate the benefits of our transformed business portfolio, expanded market and geographic diversity and innovation,” said Herbert L. Henkel, chairman, president and chief executive officer. “We again offset several soft domestic markets with strong revenue growth from international operations, new product offerings and recurring revenues. We are positioned to withstand isolated market downturns, and our continuing focus on innovation and operational excellence will sustain our ability to grow and deliver solid financial results.”

Additional Highlights for the 2007 Second Quarter

Revenues: The company’s revenues increased by 9% to $2,224.6 million, compared with revenues of $2,048.0 million for the 2006 second quarter. Currency had a 2% favorable impact on year-over-year revenue gains. Second-quarter domestic revenues increased by 2%, while revenues from international operations increased by approximately 17%.

Total recurring revenues, which include revenues from parts, service, rental, and used equipment, increased by 11% compared with the second quarter of 2006, and accounted for 19% of total revenues.

Operating Income and Margins: Operating income was $274.1 million for the second quarter of 2007, an increase of approximately 9% compared with $252.5 million for the second quarter of 2006. The second-quarter operating margin was 12.3%, comparable to last year’s margin. Leverage from revenue growth and pricing was offset by unfavorable business and product mix, higher commodity costs, and increased growth investments.

Interest and Other Income/Expense: Interest expense was $30.8 million for the second quarter of 2007, compared with $30.8 million in the 2006 second quarter. Other income totaled $8.6 million for the second quarter, compared with $6.2 million of expense for the second quarter of 2006. The year-over-year difference is primarily attributable to currency gains in 2007 compared with currency losses last year.

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Taxes: The company’s effective tax rate for continuing operations for the second quarter of 2007 was 17.4%, which reflects year-to-date adjustments taken in the second quarter to arrive at a full-year projected rate of 15.1%. The effective tax rate for discontinued businesses was approximately 32.3%, yielding an overall tax rate (continuing plus discontinued businesses) of approximately 22.2% for the second quarter. The overall second-quarter tax rate exceeded the previously projected rate of 18.5%. The rate increase was primarily related to the tax costs associated with the intercompany cash movement to fund the accelerated and expanded share repurchase program.

On July 20, 2007, the company and its consolidated subsidiaries received a notice from the Internal Revenue Service (IRS) containing proposed adjustments to the company’s tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of the company’s reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the intercompany debt incurred in connection with the company’s reincorporation in Bermuda as equity. The company strongly disagrees with the view of the IRS and intends to vigorously contest these proposed adjustments. Based upon an analysis of the strength of its position, the company believes that it is adequately reserved for this matter and does not expect that the ultimate resolution will have a material adverse impact on its future results of operations or financial position.

Discontinued Businesses: On April 30, 2007, the company sold its Road Development business to AB Volvo for net cash proceeds of approximately $1.05 billion. A gain on the sale of $676 million, equal to EPS of $2.22 per share, was recorded in discontinued operations in the second quarter of 2007.

On May 15, 2007, the company announced the initiation of a process to explore strategic alternatives for its Bobcat® and construction-related businesses, including Utility Equipment and Attachments. The company is currently considering a number of alternatives, including the outright sale of the business or a spin-off to shareholders, to determine the ultimate disposition of these operations. The company expects to conclude its decision making process in the third quarter.

The operating results of these businesses have been reclassified as a single line item, net of tax, in discontinued operations for the second quarter of 2007 and all prior periods.

“The disposition of our construction-related businesses is the culmination of our strategy to transition away from cyclical, heavy machinery businesses. This represents another important step in our transformation to a diversified industrial company. The market and operational characteristics of our current businesses in aggregate offer the prospect of more consistent financial performance over the long term,” said Henkel.

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Discontinued Businesses Second-Quarter Operating Results: The combined revenues of discontinued operations (Bobcat, Utility Equipment, Attachments and Road Development) declined slightly in the second quarter of 2007 compared with last year.

Bobcat second-quarter revenues declined by approximately 9% compared with record 2006 results as ongoing weakness in new equipment markets in North America offset market share gains, increased recurring revenues and growth from international markets. Despite the revenue decline, operating margins approximated 15% and increased significantly compared with the fourth quarter of 2006. Second-quarter orders increased by approximately 5% compared with last year and backlog levels also improved. Dealer inventories remain well balanced and consistent with demand levels.

Utility Equipment and Attachments revenues increased significantly compared with the second quarter of 2006 with solid growth in all geographic regions. Second-quarter operating earnings and margins also improved compared with last year.

Second-quarter Business Review

The company has realigned its segment reporting in 2007 to account for the recent sale of the Road Development business and proposed disposition of the Bobcat, Utility Equipment and Attachments businesses.

The company now classifies its businesses into three reportable segments based on industry and market focus: Climate Control Technologies, Industrial Technologies, and Security Technologies. The results of Club Car® are reported as part of the Industrial Technologies segment.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $846 million increased by 6% compared with the second quarter of 2006. Worldwide trailer and truck sales expanded by approximately 6% with strong growth in Europe and Asia Pacific offsetting lower activity levels in North America. Worldwide bus and aftermarket revenues also increased, helping to offset lower sea-going container volumes. Worldwide revenues for display cases and contracting increased by approximately 11%, with revenue growth in all major geographic regions. Second-quarter 2007 operating margins increased to 11.8%, compared with 11.1% in the 2006 second quarter. The margin improvement was due to pricing actions and operational improvements, which were partially offset by unfavorable product mix and continuing high raw material costs.

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Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. The segment also includes Club Car golf cars and utility vehicles. Total revenues in the second quarter increased by approximately 12% to $750 million.

Air Solutions revenues increased by 19% with improved activity in industrial and process markets for complete air compressor units in all geographic regions and increased revenues from the aftermarket business. Activity in oil-free products increased significantly with the strongest growth in North American markets.

Productivity Solutions revenues increased slightly, as expanding activity in fluid handling, material handling and industrial markets outside of North America offset sluggish domestic markets, particularly for tools.

Club Car revenues increased by 10% compared with the second quarter of 2006, primarily reflecting ongoing market share gains in a soft golf market, increased parts and rental revenues, and higher sales of utility and off-road vehicles.

Second-quarter operating margins for Industrial Technologies of 14.6% increased compared with 14.3% last year, resulting from higher volumes, improved pricing and productivity savings, partially offset by increased investment spending, higher material costs and unfavorable product mix.

Security Technologies includes mechanical and electronic security products, biometric and access-control technology, security and scheduling software, and services. Second- quarter revenues increased by approximately 8% to $629 million with ongoing growth in all geographic regions. Strong worldwide commercial construction markets drove higher commercial product revenues, especially at schools, universities and health care facilities. Revenues from electronic access control products increased by 11% compared with last year. Residential product revenues increased moderately. During the second quarter, market share gains in both the new home builder channel and at “Big Box” customers, along with strong sales of newly introduced residential electronic products, offset declining residential market activity. Operating margins of 17.2% increased compared with 16.8% in 2006. Margin improved from higher volumes, improved pricing and productivity gains, which were partially offset by program and start-up costs for new products and significant year-over-year cost increases for nonferrous metals, primarily copper and zinc.

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Balance Sheet

Total debt at the end of the second quarter was $1.6 billion. The debt-to-capital ratio was approximately 21% at the end of the second quarter, comparable to 21% at the end of the second quarter of 2006.

Share Repurchase

In December 2006, Ingersoll Rand’s Board of Directors approved a $2 billion share repurchase program that commenced in the first quarter of 2007. That program was increased to $4 billion on May 14, 2007. During the second quarter the company purchased approximately 14.5 million shares of stock for $713 million. Approximately 17.6 million shares were purchased in the first half of 2007 for $846 million. “The company is targeting to repurchase $2 billion of shares by the end of the third quarter of 2007,” said Henkel.

2007 Outlook

“Most of Ingersoll Rand’s major worldwide end markets enjoyed solid demand during the first half of 2007,” said Henkel. “Second-quarter orders for the total company increased by approximately 9% compared with 2006, with year-over-year improvement at all business segments. During the third quarter, the company expects to undertake a series of high return restructuring actions to reduce costs and improve productivity. These restructuring actions, in aggregate, are expected to total approximately $23 million and reduce third quarter and full year EPS by 6 cents and 7 cents, respectively. Based on our recent order pattern and current projections for material prices, we expect third-quarter 2007 earnings of $0.85 to $0.90 per share, excluding restructuring costs and gains on the sale of businesses,” said Henkel. “Earnings from continuing operations are expected to be $0.67 to $0.70 per share, with discontinued operations in the range of $0.18 to $0.20. The projected tax rate for continuing operations in the third quarter is 15.1%.

“We had a good start in the first half and expect record earnings for 2007,” said Henkel. “Full-year 2007 earnings are expected to be $3.45 to $3.55 per share, excluding restructuring costs and gains on the sale of businesses. Earnings from continuing operations are expected to be $2.62 to $2.68 per share, with discontinued operations equal to EPS of $0.83 to $0.87. The full-year forecast includes the total expected fourth-quarter earnings from discontinued business operations. We will provide an updated forecast for full year 2007 in the event that the disposition of these businesses is completed before the end of the year. Our available cash flow* forecast for 2007 is $850 million, excluding the net cash proceeds from the sale of businesses.”

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*Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2007.

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7/27/07

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
Second Quarter and Six Months
(In millions, except per share amounts)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Revenues	$2,224.6	$2,048.0	$4,200.8	$3,852.7

Cost of goods sold	$1,589.7	1,463.1	3,005.6	2,763.8

Selling & administrative expenses	$360.8	332.4	712.5	638.5

Operating income	274.1	252.5	482.7	450.4

Interest expense	(30.8)	(30.8)	(66.5)	(66.0)

Other income / (expense)	8.6	(6.2)	8.5	0.1

Earnings before taxes	251.9	215.5	424.7	384.5

Provision for taxes	43.9	18.4	60.1	29.9

Earnings from continuing operations	208.0	197.1	364.6	354.6

Discontinued operations, net of tax
Discontinued operations - Ongoing	80.3	116.2	141.1	211.7
Discontinued operations - Gain	675.8	0.2	675.9	0.4

Net earnings	$964.1	$313.5	$1,181.6	$566.7

Diluted earnings per share
Continuing operations	$0.68	$0.60	$1.19	$1.07
Discontinued operations - Ongoing	$0.27	0.35	$0.46	$0.64
Discontinued operations - Gain	$2.22	0.00	$2.20	$0.00
	$3.17	$0.95	$3.85	$1.71

Weighted-average number of common shares outstanding:
Diluted	304.3	330.8	307.0	331.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Second Quarter and Six Months
(In millions, except percentages)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Climate Control Technologies
Revenues	$846.0	$798.0	$1,574.9	$1,481.6
Operating income	99.8	88.4	169.2	157.6
and as a % of revenues	11.8%	11.1%	10.7%	10.6%

Industrial Technologies
Revenues	749.9	667.1	1,417.6	$1,263.4
Operating income	109.3	95.5	200.9	177.2
and as a % of revenues	14.6%	14.3%	14.2%	14.0%

Security Technologies
Revenues	628.7	582.9	1,208.3	$1,107.7
Operating income	108.3	98.0	199.0	177.6
and as a % of revenues	17.2%	16.8%	16.5%	16.0%

Total
Revenues	$2,224.6	$2,048.0	$4,200.8	$3,852.7
Operating income	317.4	281.9	569.1	512.4
and as a % of revenues	14.3%	13.8%	13.5%	13.3%

Unallocated corporate expense	(43.3)	(29.4)	(86.4)	(62.0)

Consolidated operating income	$274.1	$252.5	$482.7	$450.4
and as a % of revenues	12.3%	12.3%	11.5%	11.7%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	460.2	273.1
Marketable securities	0.7	0.7
Accounts and notes receivable, Net	1,644.0	1,481.7
Inventories	919.3	833.1
Prepaid expenses and deferred income taxes	509.6	355.5
Assets Held for Sale	2,130.6	2,589.9
Total Current Assets	5,664.4	5,534.0

Property, plant and equipment, net	873.3	866.7
Goodwill	3,877.5	3,837.2
Intangible assets, net	707.0	712.8
Other Assets	1,284.1	1,195.2
Total Assets	12,406.3	12,145.9

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	685.1	757.6
Accrued Compensation and Benefits	295.3	305.0
Accrued Expenses and Other Current Liabilities	672.0	697.8
Current maturities of long-term debt and loans payable	686.7	1,075.8
Liabilities Held for Sale	1,239.2	1,288.5
Total Current Liabilities	3,578.3	4,124.7

Long-Term Debt	894.5	895.7
Post Retirement and Other Benefit Liabilities	985.0	1,044.7
Other Noncurrent Liabilities	1,116.1	676.0
Total Liabilities	6,573.9	6,741.1

Shareholders' Equity:
Class A common shares	293.4	306.8
Other Shareholders' Equity	5,692.7	5,456.1
Accumulated other comprehensive income/ (loss)	(153.7)	(358.1)

Total Shareholders' Equity	5,832.4	5,404.8

Total Liabilities and Equity	12,406.3	12,145.9

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION